Press Release Exhibit 99.0
For Immediate Release

Compex Technologies Reports FYQ3
Earnings Will Be Below Expectations

Company to Hold Conference Call May 5

New Brighton, MN – April 28, 2005 — Compex Technologies (Nasdaq: CMPX) said today that its third fiscal quarter net income will fall below its previous guidance. Unaudited results for the third fiscal quarter ended March 31, 2005 indicate diluted earnings per share will fall below company expectations to a range of ($0.01) to $0.01 per share on revenue of approximately $22 million to 23 million.

Compex Technologies CEO Dan Gladney said, “Our U.S. medical products business, with our emphasis on expanding into the physician markets, continues to perform well. However, we missed our bottom line goal for the quarter due to a significant slowdown in our European business. We expect to finish our fiscal year within our revenue guidance, however, we will miss our earnings per share guidance due primarily to the significant shortfall in our European operations.”

The company plans to announce third quarter results on May 5, 2005 with a conference call at 1 p.m. EDT. To participate in the live call, domestic callers should dial (866) 453-5550 and enter PIN 4402212. International callers should dial (678) 460-1860 and use the same PIN. A telephone replay will be available until 11 p.m. Eastern time on May 19 by dialing (866) 453-6660 and reference number 164790.

An investment profile on Compex Technologies may be found at http://www.hawkassociates.com/compex/profile.htm.

About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation (TENS) and electrical muscle stimulation (E-stim) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home health care, sports and occupational medicine settings. Compex is the first U.S. company to offer consumers E-stim technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com.

For investor relations information, contact CFO Scott Youngstrom at (800) 676-6489, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com. For media information, contact Molly Gaines, Haberman & Associates at (612) 338-3900, e-mail: molly@habermaninc.com. Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website http://www.hawkassociates.com. An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm.